Exhibit 10.4
SUPERVALU INC.
2012 STOCK PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT1
This Performance Share Unit Award Agreement (the “Agreement”) is made and entered into as of the grant date indicated below (the “Grant Date“), by and between SUPERVALU INC. (the “Company”), and you, the Award Recipient whose name appears below. The Agreement consists of this cover page, the Performance Share Unit Award Terms and Conditions (the “Terms and Conditions”) on the following pages, and Schedule A attached hereto.
The Company has established the 2012 Stock Plan, as amended and restated (the “Plan”), under which key employees of the Company may be granted Awards of Restricted Stock Units whose vesting and settlement may be made subject to the satisfaction of Performance Goals (“Performance Share Units”). You have been selected by the Company to receive an Award of Performance Share Units subject to the provisions of this Agreement. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.
In consideration of the foregoing, the Company and you hereby agree as follows:
1. Grant. Effective as of the Grant Date, the Company hereby grants to you, subject to your acceptance hereof, an Award of Performance Share Units (the “Units”) in an amount initially equal to the Target Number of Units indicated in the table below. Each Unit represents the right to receive one Share of the Company’s common stock, $0.01 par value (the “Common Stock”), following the vesting of the Unit.
2. Acceptance of Award of Performance Share Units. This Award of Performance Share Units is subject to and governed by this Agreement, which includes the Terms and Conditions and Schedule A, and the terms and provisions of the Plan. To accept this Award, this Agreement must be delivered and accepted by you through an electronic medium in accordance with procedures established by the Company, or you must sign and return a copy of this Agreement to the Company, in either case within sixty (60) days after the Grant Date. By so doing, you acknowledge receipt of the Agreement and the Plan, and represent that you have read and understand the same and agree to be bound by the terms and provisions of this Agreement, including Section 1(b) of the Terms and Conditions, and of the Plan. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

Name of Recipient:
Target Number of Units:
Grant Date:
Performance Period:
Vesting Schedule:
The number of Units determined in accordance with Schedule A to have been earned as of the end of the Performance Period will vest* on the date the Committee certifies such performance results, which shall be no later than 70 days after the end of the Performance Period (the “Scheduled Vesting Date”)

Performance Metric:	[Metric #1 - See Schedule A] [Metric #2 – See Schedule A]
* Assumes your employment has been continuous from the Grant Date to the vesting date.

	SUPERVALU INC.	RECIPIENT:
By:
	Bruce H. Besanko	FIRST_NAME-MIDDLE_NAME- LAST_NAME-
	Executive Vice President, Chief Operating	EMPLOYEE_IDENTIFIER-
Officer and Chief Financial Officer

1An individual PSU Award recipient will receive separate award agreements for the PSUs that are subject to the [Metric #1] performance metric and the PSUs that are subject to the [Metric #2] performance metric. These award agreements will be identical, and in the form of this document, except that where there are bracketed alternative provisions in this document and alternative Schedules A, the first alternative will apply to the [Metric #1] form of award agreement, and the second alternative will apply to the [Metric #2] form of award agreement.

SUPERVALU INC.
2012 STOCK PLAN

PERFORMANCE SHARE UNIT AWARD TERMS AND CONDITIONS

1.    Award of Performance Share Units.

(a)    Nature of Award. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, the Award of Units in an amount initially equal to the Target Number of Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between zero and [____%] [____%] of the Target Number of Units, plus any Dividend Equivalent Units (as defined in Section 3 of these Terms and Conditions) that are credited to you in accordance with this Agreement. Each earned Unit that thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

(b)    Conditions of Acceptance. By accepting this Award and entering into this Agreement, you acknowledge and agree that (i) this Award is granted pursuant to the Plan and that if any provision of this Agreement is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan will govern; (ii) this Award and any amounts payable pursuant to this Award are not considered payments for a long term incentive plan cycle or a form of multi-year performance award for purposes of the Company’s Executive & Officer Severance Pay Plan, as amended (“E&O Plan”) and consequently are not subject to, and will not be included for purposes of calculating any benefit to which you may entitled under, the E&O Plan or any other Company plan referenced in Section 9(j) of the Plan; and (iii) this Agreement shall be deemed an amendment to the E&O Plan with respect to the terms set forth in clause (ii) of this Section 1(b).

2.    Restrictions Applicable to Units. The Units are not transferable. More particularly, neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged, pledged or encumbered (whether by operation of law or otherwise), or subjected to execution, attachment or similar process, except for a transfer upon your death in accordance with your will or the laws of descent and distribution, or as otherwise permitted by the Committee in accordance with Section 6(h)(v) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Units contrary to these provisions, or the levy of an execution, attachment or similar process upon the Units, shall be void. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 3, 4 and 5 below.

3.    Shareholder Rights and Dividend Equivalents.

(a)    Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of vested Units as provided in Section 5.

(b)    Dividend Equivalents. On the date that the number of earned Units has been determined to have vested in accordance in accordance with the terms of this Agreement, a Total Dividend Equivalent amount will be credited to your account and shall be deemed reinvested in additional Units (“Dividend

Equivalent Units”). The Total Dividend Equivalent amount will be determined by multiplying the number of Units determined to have vested by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. Each of those products is referred to as a “Dividend Equivalent amount.” The number of Dividend Equivalent Units to be credited to your account pursuant to this deemed reinvestment will be determined by dividing each Dividend Equivalent amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date, and adding those quotients together. Any Dividend Equivalent Units so credited will be fully vested and subject to settlement as provided in Section 5 below.

4.    Vesting and Forfeiture of Units. The Units shall vest at the earliest of the times and to the degree specified in Sections 4(a) through 4(e) below. If your employment with the Company and its Affiliates terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through 4(e), all unvested Units shall immediately be forfeited.

(a)    Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Schedule A, will vest on the Scheduled Vesting Date, so long as your employment has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period and will vest as determined in accordance Schedule A, which certification shall occur no later than 70 days following the end of the Performance Period. Any Units that do not vest on the Scheduled Vesting Date shall immediately be forfeited.

(b)    Retirement. If, during the term of this Award but prior to a Change of Control, your employment terminates by reason of your Retirement, then you will be entitled to have a number of Units vest on the earlier of (i) the Scheduled Vesting Date, or (ii) the date a Change of Control occurs as to which either Section 4(e)(1) or 4(e)(3) is applicable. If such vesting occurs on the Scheduled Vesting Date, the number of Units that will vest shall be a pro rata portion of the number of Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Schedule A if you had remained continuously employed until the Scheduled Vesting Date. If such vesting occurs on the date a specified Change of Control occurs, the number of Units that will vest shall be a pro rata portion of the Target Number of Units (as set forth in the table on the cover page of the Agreement). In either case, the pro rata portion shall be determined utilizing a fraction whose numerator is the number of days during the Performance Period prior to your employment termination date and whose denominator is the number of days in the Performance Period. For purposes of this Agreement, “Retirement” shall mean the termination of your employment for any reason other than death, Disability or Cause, and at the time of your termination you are at least sixty (60) years of age and you have completed at least fifteen (15) years of service with the Company or its Affiliates (or their successors). Any Units that do not vest on the vesting date specified in this Section 4(b) shall immediately be forfeited.

(c)    Death or Disability. If your employment terminates by reason of your death or Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the date your employment terminates a pro rata portion of the Target Number of Units. The pro rata portion shall be determined in the same manner as provided in Section 4(b). Any Units that do not vest as of the date your employment terminates shall immediately be forfeited.

(d)    Reduction in Force. If, during the term of this Award but prior to a Change of Control, your employment is involuntarily terminated as a result of a Company-determined reduction in force,2 then you will be entitled to have a number of Units vest on the earlier of (i) the Scheduled Vesting Date, or (ii) the date a Change of Control occurs as to which either Section 4(e)(1) or 4(e)(3) is applicable. If such vesting occurs on the Scheduled Vesting Date, the number of Units that will vest shall be a pro rata portion of the number of Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Schedule A if you had remained continuously employed until the Scheduled Vesting Date. If such vesting occurs on the date a specified Change of Control occurs, the number of Units that will vest shall be a pro rata portion of the Target Number of Units. In either case, the pro rata portion shall be determined in the same manner as provided in Section 4(b). Any Units that do not vest on the vesting date specified in this Section 4(d) shall immediately be forfeited.
(e)    Change of Control. If a Change of Control occurs after the Grant Date but before the Scheduled Vesting Date and while you continue to be employed by the Company or any of its Affiliates, then the following shall apply:

(1)    Award Not Continued, Assumed or Replaced. If this Award is not continued, assumed or replaced by the surviving or successor entity (or its parent entity) (the “Survivor”) in connection with the Change of Control, then you will be entitled to have vest immediately prior to the Change of Control the Target Number of Units. Any Units determined not to have been vested pursuant to this Section 4(e)(1) shall be forfeited at the effective time of the Change of Control.

(2)    Award Continued, Assumed or Replaced. If this Award is continued, assumed or replaced by the Survivor in connection with the Change of Control (whether or not Section 4(e)(3) is applicable), and if, during the term of the Award (or any replacement award):

(i)    You experience an involuntary termination of employment by the Survivor or any of its affiliated entities for reasons other than Cause (including as a result of a Survivor-determined reduction in force), or you terminate your employment for Good Reason, and in either case such termination occurs within two years after the Change of Control, then you will be entitled to the immediate vesting of the Target Number of Units.

(ii)    You experience an involuntary termination of employment by the Survivor or any of its affiliated entities for reasons other than Cause (including as a result of a Survivor-determined reduction in force) and such termination occurs two years or more after the Change of Control, then you will be entitled to (a) if Section 4(e)(3) is not applicable, have vest on the Scheduled Vesting Date a pro rata portion of the number of Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Schedule A if you had remained continuously employed until the Scheduled Vesting Date, with the pro rata portion determined in the same manner as provided in Section 4(b); or (b) if Section 4(e)(3) is applicable, immediate vesting of a pro rata portion of the Target Number of Units, with the pro rata portion determined in the same manner as provided in Section 4(b).

[2] The caption and the introductory clause of the first sentence of this paragraph in form of PSU Award agreement for the Company’s CEO reads as follows: “Involuntary (Other Than for Cause) or Good Reason. If, during the term of this Award but prior to a Change of Control, your employment is involuntarily terminated for reasons other than Cause, or you terminate your employment for Good Reason,”

(iii)    Your employment with the Survivor and its affiliated entities terminates by reason of Retirement and Section 4(e)(3) has not been invoked, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the number of Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Schedule A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(b).

Any Units that do not vest on the vesting date specified in this Section 4(e)(2) shall immediately be forfeited.

(3)    Units Deemed Earned in Connection With Award Assumption or Replacement. Prior to the occurrence of the Change of Control, the Committee may determine whether, conditioned upon the occurrence of the Change of Control, the Target Number of Units shall be deemed to have been earned as of the effective time of the Change of Control. If the Committee makes such a determination, then any Units deemed not to have been earned pursuant to this Section 4(e)(3) shall be forfeited at the effective time of the Change of Control. The vesting of the Target Number of Units deemed to have been earned pursuant to this Section 4(e)(3) shall remain subject to your continued employment with the Survivor or any of its affiliated entities until the last day of the Performance Period (as specified on the cover page of this Agreement), except that (i) the termination of your employment under the circumstances described in Section 4(e)(2)(i) will result in the immediate vesting of the Target Number of Units, (ii) the termination of your employment under the circumstances described in Section 4(e)(2)(ii) will result in the vesting as described in Section 4(e)(2)(ii)(b), and (iii) the termination of your employment due to death or Disability will result in the immediate vesting of a pro rata portion of the Target Number of Units as provided in Section 4(c). Any Units deemed to have been earned pursuant to this Section 4(e)(3) that do not vest as provided in this Section 4(e)(3) shall be forfeited upon your termination of employment.

(4)    Settlement Other Than in Shares. Notwithstanding Section 5 below, the Committee may, in its discretion, provide that the Units determined to have vested pursuant to Section 4(e)(1) above shall be settled in cash, property or a combination thereof that is determined by the Committee to be at least equal to the value of the consideration that would be received in the Change of Control by the holder of a number of Shares equal to the number of Units determined to have vested.

(5)    What Constitutes Assumption or Replacement. For purposes of this Section 4(e), this Award shall be considered assumed or replaced if, in connection with the Change of Control and in a manner consistent with Code Section 409A, either (i) the contractual obligations represented by the Award are expressly assumed by the Survivor with appropriate adjustments to the number and type of securities subject to the Award and to the performance goals applicable to the Award that preserves the intrinsic value of the Award existing at the time of the Change of Control, or (ii) you have received a comparable equity-based award that preserves the intrinsic value of this Award existing at the time of the Change of Control and contains terms and conditions that are substantially similar to those of this Award. The Committee is under no obligation to treat recipients of Performance Share Unit Awards uniformly and has the discretionary authority to treat recipients disparately.

(f)    Change in Duties/Leave of Absence. The Units shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company so long as you continue to be an employee of the Company or of an Affiliate.

5.    Settlement of Units. As soon as practicable after any date on which Units vest, but in no event later than sixty (60) calendar days after the vesting date occurs, the Company shall cause to be issued to you one Share in payment and settlement of each vested Unit, provided payment of the applicable withholding taxes pursuant to Section 6 hereof has been made. The Company shall cause such Shares (less any Shares withheld to pay taxes) to be delivered to you, free of any restrictions, as follows:
(i)    In the form of a stock certificate registered in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, and mailed to your address;
(ii)    In “book entry” form, that is, registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, with a notice of issuance provided to you; or
(ii)    sent by electronic delivery to your brokerage account.
Only whole Shares shall be issued to you pursuant to this Agreement.
6.    Taxes.
(a)    Responsibility. You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences associated with the grant, vesting and settlement of the Units. In order to comply with all applicable federal, state or local income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require you to take such action, as it deems appropriate to ensure that all applicable federal, state or local income, social security, payroll, withholding or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)    Withholding. You acknowledge that you are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon vesting or settlement of the Units, and authorize the Company to withhold from other compensation owed to you an amount or amounts sufficient to pay such taxes. In order to satisfy any applicable federal, state, local or other taxes that are required to be withheld in connection with the vesting or settlement of Units, the Company shall withhold a portion of the Shares otherwise to be issued following vesting of the Units having a Fair Market Value as of the settlement date equal to the amount of federal and state income tax required to be withheld upon such settlement.
7.    Recovery Rights. If your employment with the Company or an Affiliate is terminated for Cause, or if you breach any of the covenants contained in Section 8 below, the Company shall have the right to recover any Shares (or other consideration) received by you in connection with any settlement of Units that occurred within six (6) months prior to the date on which your employment with the Company and its Affiliates ended, or at any time thereafter. The Company may exercise its rights to recover the Shares by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company within thirty (30) days following the termination of your employment for the recovery of Shares attributable to Units that settled prior to any termination for Cause, and within thirty (30) days after the Company’s discovery of any breach of the covenants contained in Section 8. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares specified by the Company in the notice. If you have disposed of the Shares, then in lieu of delivering the specified number of Shares to the Company, you must pay to the Company the fair market value of the Shares, determined at the time of the disposition, exclusive of any taxes due and payable or commissions or fees arising from such disposition. If the Company exercises its recovery rights prior to the actual issuance and delivery to you of any such Shares, no Shares need be issued or recovered. Rather, you shall immediately forfeit any rights to such Shares.

8.    Employee Covenants. In consideration of benefits described elsewhere in this Agreement, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in these Terms and Conditions and the attached Agreement, as follows:

(a)    Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one (1) or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.
(b)    Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.
(c)    Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers. You specifically acknowledge that the Confidential Information described in Section 8(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of your employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the

Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 8(e)(1)) or cause such customer, supplier or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.
(d)    Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 8(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.
(e)    Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.
(1)    The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.
(2)    To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.
(f)    No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.
(g)    Remedies for Breach of These Covenants. Any breach of the covenants in this Section 8 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to the Company or any of its Affiliates for any breach by you of this Section 8, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section 8, the Performance Share Units issued under the Plan or any other equity compensation plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above including the provisions articulated in Section 7.

(h)    Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term or provision of this Agreement should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.
9.    Arbitration. You and the Company agree that any controversy, claim or dispute arising out of or relating to this Award or Agreement or any breach of this Agreement, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by you and the Company, except for claims by the Company relating to your alleged breach of any of the employee covenants set forth in Section 8 above. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. Nothing in this Section 9 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the covenants set forth in Section 8. This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Award or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or the Company or any of its Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or the law provides otherwise.

10.    Adjustments. The Parties acknowledge that the number and type of Shares (or other securities or other property) subject to this Award are subject to adjustment as provided in Section 4(c) of the Plan.

11.    Severability. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement.

12.    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or any Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

13.    Reservation of Shares. The Company shall at all times during the term of the Award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

14.    Securities Matters. The Company shall not be required to deliver any Shares in settlement of Units until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

15.    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

16.    Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.

17.    Notices. For purposes of this Agreement, notices and all other communications contemplated by or provided for in this Agreement, shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
P.O. Box 990
Minneapolis, MN 55440
Attention: Corporate Secretary

and in the case of you, to you at the most current address shown on your employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.
(a)    Notice of Termination by Company. Any purported termination of employment of you by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to you. No purported termination of employment of you by the Company shall be effective without a Notice of Termination having been given.
(b)    Good Reason Notice by You. Any purported termination of employment by you for Good Reason shall be communicated by a Notice of Termination to the Company or its successor. Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason within ninety (90) days of such event or circumstance first occurring, and (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed. If the circumstance is cured or resolved within said thirty (30) days, your termination of employment will not be for Good Reason.
18.    Successors and Assigns. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon you and your heirs, executors, administrators, successors and assigns, and upon the successors and assigns of the Company.
19.    Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if this Award should constitute a deferral of compensation subject to Code Section 409A, then the provisions of Section 6(h)(vii) of the Plan shall be fully applicable to this Award. Except as may be required by the foregoing sentence, the shares of Stock issuable hereunder shall be distributed no later than the 15th day of the third month following your first taxable year in which the Units have vested as provided herein.
20.    Definitions. The following terms, and terms derived from the following terms, shall have the following meanings when used in this Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

(a)    “Cause”3 shall mean:
(i)    your continued failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that you have not substantially performed your duties;
(ii)    the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by you in conduct which is materially and demonstrably injurious to the Company;
(iii)    your commission of a material act or material acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; or
(iv)    your material violation of Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence;
provided, however, that in no event shall Cause exist by virtue of any action taken by you (A) in compliance with express written directions of the Board, the Company's Chief Executive Officer or the officer to whom you report, or (B) in reliance upon the express written consent of the Company's counsel.
In each case above, for a termination of employment to be for Cause, you must be provided with a Notice of Termination (as described in Section 17(a)) within six (6) months after the Company has actual knowledge of the act or omission constituting Cause. Whether a termination of employment is for Cause as provided above will be determined by the Company in its sole discretion based on all the facts and circumstances. For purposes hereof, the term “Company” shall include an Affiliate.

[3] The definition of “Cause” in form of PSU Award agreement for the Company’s CEO reads as follows:
“Cause" shall mean:
(i)
your continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written notice has been provided identifying the manner in which you have not substantially performed your duties, and after you have had six months to improve performance to the Company’s expectations;

(ii)	the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by you in conduct which, in the Company’s opinion, is materially and demonstrably injurious to the Company;
(iii)
your commission of an act or acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; provided, however, that in no event shall Cause exist by virtue of any action taken by you in compliance with express written directions of the Board, or in reliance upon the express written consent of the Company’s counsel; or

(iv)	your failure to comply with Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment, or Workplace Violence;
provided, however, for a termination of employment to be for Cause, you must be provided with a notice of termination within six (6) months after the Company has actual knowledge of the act or omission constituting Cause, you must be provided with an opportunity to be heard by the Board no earlier than thirty (30) days following the notice of termination; and there must be a good faith determination of Cause by at least two-thirds (2/3rds) of the non-employee outside directors of the Company. Whether a termination of employment is for Cause as provided above will be determined by the Company in its sole discretion based on all the facts and circumstances. For purposes hereof, the term “Company” shall include an Affiliate.

(b)    “Disability” means that you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.
(c)    “Good Reason”4 shall mean any one (1) or more of the following events occurring during the two-year period following the date of a Change of Control:
(i)    your annual base salary is materially reduced below the amount in effect on the date of the Change of Control;

(ii)    your Target Bonus is materially reduced below the Target Bonus as it existed on the date of the Change of Control;

(iii)    your duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that you had on the date of the Change of Control other than in a general reduction of the number or scope of personnel for which you are responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which you work;

(iv)    the program of long term incentive compensation is materially and adversely diminished in comparison to the program of long term incentive compensation as it existed for you on the date of the Change of Control (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the target dollar amount of your long term incentive compensation as it existed for you on the date of the Change of Control based on your most recent award of long term incentive compensation prior to the date of the Change of Control shall be considered to be material and adverse); or

(v)    you are required to be based at a location more than forty-five (45) miles from the location where you were based and performed services on the date of the Change of Control;

[4] The definition of “Good Reason” in form of PSU Award agreement for the Company’s CEO reads as follows:
“Good Reason” shall mean that you are removed from the position of Chief Executive Officer of the Company, or there occurs a material reduction in your duties, responsibilities, base salary or target annual bonus opportunity. For this purpose, a reduction in the size of the Company, including, without limitation, on account of the anticipated separation or disposition of the Save-A-Lot business by spinoff or otherwise, shall not constitute a material reduction in your duties or responsibilities. Your termination of employment will be for Good Reason only if you first deliver to the Company a written notice of the occurrence of the event or circumstance that you claim is the basis for Good Reason (a “Good Reason Event”) within thirty (30) days of the Good Reason Event first occurring, and the Company fails to cure such event within thirty (30) days following the receipt of your written notice; provided that no termination will be for Good Reason unless you actually resign from employment effective as of a date within seventy-five (75) days after the end of the Company’s thirty (30) day cure period.

provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control shall not, in and of itself, constitute Good Reason. Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason (the “Good Reason Event”) within ninety (90) days of the Good Reason Event first occurring, (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed (the “Cure Period”) and fails to do so within the Cure Period, and (iii) your actual termination of employment occurs within six (6) months of the initial existence of the Good Reason Event. Notwithstanding anything to the contrary set forth herein, in the event that the Company decides not to cure or resolve the Good Reason Event in accordance with clause (ii) above, the Company may require you to actually terminate employment for Good Reason during the Cure Period.

(d)    “Notice of Termination” shall mean a written notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination of employment under the provisions so indicated.
(e)    “Target Bonus” shall mean the target amount of bonus established under the annual bonus plan for you for the year in which the termination of employment occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.

Schedule A [Metric #1]
[Metric #2]
Performance Share Unit Award Agreement
Performance Goals and Determination of Earned Units

Participant:
Grant Date:
Target Number of Units:
Performance Period:
Subject to the terms of the Performance Share Unit Award Agreement (“Agreement”) referenced above and to which this Schedule A is attached and of which it is a part, the number of Units that will be earned and will vest as of the Scheduled Vesting Date as provided in Section 4 of the Agreement will be determined as provided below. Any capitalized term used in this Schedule A that is not defined herein will have the meaning given to it in the Agreement or the Plan.

[Performance metric and related performance goals to be described]

A-1